SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

February 17, 2006
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated February 17, 2006

Item 1.01. Entry Into a Material Definitive Agreement
On February 14, 2006, Ball Corporation (the “Company”) and its wholly owned subsidiary, Ball Aerosol and Specialty Container Corporation entered into a definitive agreement with U.S. Can Corporation (“U.S. Can”) and the Securityholders of U.S. Can Corporation to acquire U.S. Can’s United States and Argentinean operations. The purchase price is approximately 1.1 million shares of the Company’s common stock and the repayment of $550 million of U.S. Can’s debt. The proposed acquisition will be made pursuant to the terms of an Agreement and Plan of Merger dated February 14, 2006, which is attached hereto as Exhibit 1.1, among the Company, Ball Aerosol and Specialty Container Corporation, U.S. Can, and the Securityholders of U.S. Can. The Company has agreed to purchase U.S. Can’s aerosol manufacturing business and other manufacturing businesses that include paint cans, plastic containers and custom and specialty cans manufactured in ten plants in the United States and two aerosol manufacturing plants in Argentina. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions. The shareholders of U.S. Can will retain its European businesses.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 1.1 Agreement and Plan of Merger by and Among Ball Corporation, Ball Aerosol and Specialty Container Corporation, U.S. Can Corporation and the Securityholders of U.S. Can Corporation dated February 14, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:  /s/ Raymond J. Seabrook
Name: Raymond J. Seabrook
Title: Senior Vice President and
Chief Financial Officer

Date: February 17, 2006

Ball Corporation
Form 8-K
February 17, 2006

EXHIBIT INDEX

Description	Exhibit

Agreement and Plan of Merger by and Among Ball Corporation, Ball Aerosol and Specialty Container Corporation, U.S. Can Corporation and the Securityholders of U.S. Can Corporation dated February 14, 2006	1.1